UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Royal Caribbean Cruises Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS MEETING TO BE HELD ON MAY 20, 2010

This Notice, the Proxy Statement, the Annual Report
and all other proxy materials are available at www.rclinvestor.com

To the Shareholders of
ROYAL CARIBBEAN CRUISES LTD.

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. (the “Company”) will be held at 9:00 A.M. on Thursday, May 20, 2010 at the JW Marriott, 1109 Brickell Avenue, Miami, Florida.

The Annual Meeting will be held for the following purposes:

1.	To elect four directors to the Company’s Board of Directors;

2.	To approve an additional 6,000,000 shares for issuance under the Company’s 2008 Equity Incentive Plan;

3.	To ratify the selection of the Company’s principal independent auditor;

4.	To vote on a shareholder proposal in the accompanying proxy statement; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

U.S. Securities and Exchange Commission rules allow us to deliver proxy materials over the Internet. Under these rules, we are sending our shareholders a notice regarding the Internet availability of proxy materials instead of a full set of proxy materials, unless they previously requested to receive printed copies. If you receive such notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, such notice informs you how to access and review on the Internet all of the important information contained in the proxy materials and how to submit your proxy card over the Internet. All of the Company’s shareholders are urged to follow the instructions in the notice and submit their proxy promptly.

Notice and electronic availability of this proxy statement and accompanying proxy card are being made available on or about April 9, 2010.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, the Company requests that you promptly complete and submit the proxy card.

Bradley H. Stein,
Secretary

April 5, 2010

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2010

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Royal Caribbean Cruises Ltd. (the “Board”) to be used at the Annual Meeting of Shareholders to be held on May 20, 2010, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd.

Who May Vote

Holders of the Company’s common stock, par value $.01 per share, as reflected in our records at the close of business on March 22, 2010 (the record date), may vote at the Annual Meeting of Shareholders to be held on May 20, 2010, and any adjournment or postponement thereof.

As of March 22, 2010, the Company had 214,856,920 issued and outstanding shares of common stock. Each issued and outstanding share is entitled to one vote.

How to Vote

You may vote in person at the meeting or by proxy. You may vote by proxy on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the proxy card and the notice regarding the Internet availability of proxy materials. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted: for the election of the directors named elsewhere in this proxy statement, for additional shares for issuance under the Company’s 2008 Equity Incentive Plan, for the ratification of the selection of the principal independent auditor and against the shareholder proposal. Abstentions are counted as present in determining the existence of a quorum but will not have the effect of votes in opposition to the election of a director or a “no” vote on proposals 2 or 3 or the shareholder proposal. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on proposal 3 even if it does not receive voting instructions from you, but it cannot vote on proposals 1 or 2 or the shareholder proposal without your instructions.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting of Shareholders other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

A majority of the votes represented by the shares of common stock present at the meeting in person or by proxy is required for approval of proposals 1, 2 and 3 and the shareholder proposal. With respect to proposal 2, the total votes cast must represent a majority of the shares entitled to vote on the proposal.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Corporate Secretary of the Company or by signing and submitting a later-dated proxy, unless the proxy submitted is entitled “irrevocable proxy.” Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person.

CORPORATE GOVERNANCE

We have adopted corporate governance principles which, along with board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of the corporate governance principles of the Company is posted in the corporate governance section on the Company website at www.rclinvestor.com.

Board of Directors and Committees

The Board has established an Audit Committee, a Compensation Committee, an Environmental, Safety and Security Committee and a Nominating and Corporate Governance Committee. The functions of each of these committees are described below. Each committee has adopted a charter and a copy of each committee charter is posted in the corporate governance section on the Company website at www.rclinvestor.com.

Board of Directors

The Company is governed by the Board and various committees of the Board that meet throughout the year. The Board consists of eleven members. During 2009, there were five meetings of the Board, and a total of 19 committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance principles provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold two regularly scheduled meetings a year. The Chairman of the Nominating and Corporate Governance Committee of the Board presides at such meetings. In 2009, there were two meetings of non-management directors and two meetings of independent directors.

The Company does not have a formal policy regarding Board member attendance at the annual shareholders meeting. One of our Board members attended our annual shareholders meeting last year.

Committees of the Board

The Board has four committees. The following is a description of the current membership, number of meetings held during 2009 and the responsibilities of each committee.

Audit Committee

The members of the Audit Committee are William L. Kimsey (Chair), Morten Arntzen, Gert W. Munthe and Bernt Reitan. Each member of the Audit Committee is independent as defined under NYSE rules.

The Audit Committee met nine times in 2009.

The Audit Committee is responsible for the oversight of:

•	the integrity of the financial statements of the Company;

•	the qualifications and independence of the Company’s principal independent auditor;

•	the performance of the Company’s internal audit function and principal independent auditor; and

•	the compliance by the Company with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the principal independent auditor the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the U.S. Securities and Exchange Commission (“SEC”), which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Messrs. Kimsey and Arntzen each qualify as an “audit committee financial expert” as defined under SEC rules.

Compensation Committee

The members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Laura D.B. Laviada and Gert W. Munthe. Each member of the Compensation Committee is independent as defined under NYSE rules.

The Compensation Committee met three times in 2009.

The Compensation Committee has overall responsibility for evaluating, approving and modifying the executive compensation plans, policies and programs of the Company. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer of the Company and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of all senior executives of the Company. The Compensation Committee periodically reviews and makes recommendations to the Board with respect to the compensation of all directors of the Company. The Compensation Committee may delegate its authority subject to such conditions as the Compensation Committee deems appropriate and in the best interests of the Company.

The Compensation Committee engages Watson Wyatt Worldwide, now Towers Watson (the “Consultant”), an executive compensation consulting firm, to assist with constructing the Company’s market comparison group, analyzing the levels of each form of compensation for the Company’s senior executives and providing recommendations on their compensation. The Consultant has direct access to the Compensation Committee’s members and provides them with direct advice regarding matters for which the Compensation Committee is responsible. The Consultant also regularly confers with the Company’s senior management and human resources department to collect, analyze and present data requested by the Compensation Committee. In 2009, the fees for any additional services provided by the Consultant to the Company did not exceed $120,000.

The Compensation Committee is responsible for preparing the Compensation Committee Report, reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the proxy statement as required by the rules of the SEC.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009, none of the members of the Compensation Committee (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any related person relationship requiring disclosure by the Company under SEC rules. No executive officer of the Company serves as a member of the board of directors of any other company whose executive officers or directors served as a director of the Company.

Environmental, Safety and Security Committee

The members of the Environmental, Safety and Security Committee are William K. Reilly (Chair), Morten Arntzen and Eyal M. Ofer. A majority of the members of the Environmental, Safety and Security Committee are independent as defined under NYSE rules.

The Environmental, Safety and Security Committee met twice in 2009.

The Environmental, Safety and Security Committee assists the Board in its oversight of the Company’s management concerning the implementation and monitoring of the Company’s environmental, safety and security programs and policies. As part of its responsibilities, the Environmental, Safety and Security Committee monitors the Company’s overall environmental compliance on board its cruise ships and reviews safety and security programs and policies on board its cruise ships.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Thomas J. Pritzker (Chair), Eyal M. Ofer and Arne Alexander Wilhelmsen. Each member of the Nominating and Corporate Governance Committee is independent as defined under NYSE rules.

The Nominating and Corporate Governance Committee met five times in 2009. The Nominating and Corporate Governance Committee assists the Board by identifying qualified individuals for nomination as members of the Board and of Board committees, recommending to the Board corporate governance guidelines, reviewing and making recommendations to the Board concerning Board committee structure, operations and board reporting, and evaluating board and management performance.

The Company has engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Corporate Governance Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Nominating and Corporate Governance Committee to date has not felt it necessary to adopt such a policy. Nonetheless, the Company has adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth below under “Proposals of Shareholders for Next Year.”

In assessing candidates, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, the applicable independence requirements and the current composition of the Board. The Nominating and Corporate Governance Committee also takes into account the rights of the two principal shareholders to designate nominees for directors pursuant to the terms of the Shareholders Agreement between the two principal shareholders. However, the Nominating and Corporate Governance Committee is committed to ensuring that all candidates satisfy the foregoing qualifications. For a description of the Shareholders Agreement, see “Shareholders Agreement” below.

Board Leadership Structure

The Board believes that its current leadership structure is appropriate given our specific characteristics and current circumstances and in the best interest of the Company and its shareholders. The leadership structure of the Board consists of Mr. Fain who serves as Chairman and Chief Executive Officer, Mr. Kimsey who serves as Chairman of the Audit Committee, Mr. Reitan who serves as Chairman of the Compensation Committee, Mr. Reilly who serves as Chairman of the Environmental, Safety and Security Committee and Mr. Pritzker who serves as Chairman of the Nominating and Corporate Governance Committee. The Board believes that in the context of our current operating and business environments the combined role of Chairman and Chief Executive Officer is appropriate because it (i) results in unified leadership, accountability and continuity; (ii) promotes strategic development and execution and (iii) facilitates communication between management and the Board. Further, the significant leadership roles undertaken by the various independent and/or non-management directors who chair all of the Board committees strike an appropriate balance between effective Board leadership and independent oversight of management. However, the Board recognizes that circumstances may change over time and as they do, changes to the leadership structure may be warranted.

The Board has not named a “lead independent director” for the reasons described above. The circumstances of every company are different, and the Board believes that no single structure can serve all companies and all boards at all times. The Board believes that the current structure best suits the current set of external and internal dynamics but that these dynamics can change over time. In addition, it believes that the relevant responsibilities generally performed by a lead independent director are effectively being performed by the Chairman of the Nominating and Corporate Governance Committee and that the current structure provides better overall involvement of the Board. Under these circumstances, the appointment of a lead independent director would create inefficiencies and redundancies without any corresponding meaningful benefit.

Risk Oversight and Board Role

The Company has a formal enterprise risk management program. Pursuant to this program, management performs each year a company-wide enterprise risk assessment under the supervision of the Audit & Advisory Services department which it updates on a quarterly basis. The assessment identifies risks inherent in the Company’s business plans and strategies with the greatest potential to impact the achievement of the Company’s business objectives, and this assessment is used to provide the Company with a risk-based approach to managing its business. Management reviews and discusses the risk assessment report and quarterly updates with the Audit Committee, and management presents and reviews the final report on an annual basis with the Board. In addition, Committees of the Board consider and review with management at regularly scheduled Committee meetings ongoing financial, strategic, operational, legal and compliance risks inherent in the business activities applicable to each Committee’s area of responsibility. The Committee Chairs inform the Board of these reviews through their reports to the Board at the regularly scheduled Board meetings.

Director Independence

The Company’s corporate governance principles contain guidelines established by the Board to assist it in determining director independence as defined by the listing standards of the NYSE. The Company’s corporate governance principles state that a majority of the Company’s directors shall be independent directors under NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if, (i) the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim Chief Executive Officer (“CEO”) or other interim executive officer; (ii) the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group; (iii) the director is a current partner or employee of Royal Caribbean’s internal or external auditor (in either case, the “Auditor”) or has an immediate family member who is either (A) a current partner of the Auditor or (B) a current employee who personally works on Royal Caribbean’s audit; (iv) the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean’s audit within that time; (v) the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean’s current executive officers at the same time serves or served on the compensation committee of that other company; or (vi) the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,000 (whichever is greater) of the annual consolidated gross revenues of the other company.

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company he or she serves as an employee; (ii) if a Company director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater)of the total consolidated assets of the company he or she serves as an employee; and (iii) if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer;

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chief Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company, which is described on page 14 under “Consulting Arrangement with William K. Reilly.” In determining that Messrs. Aronson and Wilhelmsen are independent, the Board considered that each individual is a non-management director of a company with which we do business. In determining that Mr. Pritzker is independent, the Board considered that (i) he is Chairman of a company that in 2009 provided hotel accommodations to our guests in the ordinary course of business of approximately $570,000 and (ii) business interests of the Pritzker family own shore excursions operators that in 2009 were paid an aggregate of approximately $320,000 by the Company in the ordinary course of business.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all employees of the Company, including its executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on the Company website at www.rclinvestor.com.

Contacting Members of the Board of Directors

Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of the Corporate Secretary of the Company at its principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Nominating and Corporate Governance Committee (the “Committee Chair”), who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary shall periodically provide the Committee Chair with a summary of all such communications. The Committee Chair shall notify the Board or the chairs of the relevant committees of the Board of those matters that he or she believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

Unless otherwise stated, this table sets forth information as of February 12, 2010 about persons we know to beneficially own more than five percent of any class of our voting common stock.

	Amount Beneficially
Name of Beneficial Owner	Owned		Percent of Ownership

A. Wilhelmsen AS	42,966,472	(1)	20.06%
Osiris Holdings Inc.	37,903,200	(2)	17.70%
Cruise Associates	33,281,900	(3)	15.54%

(1)	A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(2)	Osiris Holdings Inc. (“Osiris”) is a general partner of Cruise Associates. The shares reported in the table include 33,281,900 shares owned by Cruise Associates, 3,000,000 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. Osiris disclaims beneficial ownership of the shares beneficially owned by Cruise Associates. The address of Osiris Holdings Inc. is c/o Villa Saint Jean, 3 Ruelle Saint Jean, MC 98000 Monaco.

(3)	Cruise Associates is a Bahamian general partnership, the indirect beneficial owners of which are various trusts primarily for the benefit of certain members of the Pritzker family and a trust primarily for the benefit of certain members of the Ofer family. The address of Cruise Associates is c/o CIBC Trust Company (Bahamas) Ltd., Post Office Box N-3933, Nassau, Bahamas.

Security Ownership of Directors and Executive Officers

This table sets forth information as of February 12, 2010 about the amount of common stock beneficially owned by (i) our directors; (ii) the named executive officers listed in the “Compensation Discussion and Analysis” below and (iii) our directors and executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. No shares of common stock held by our directors or named executive officers have been pledged.

	Amount Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Ownership(2)

Morten Arntzen	4,714		*
Bernard W. Aronson	16,533		*
Richard D. Fain	2,088,700	(3)	*
Adam M. Goldstein	255,555		*
Daniel J. Hanrahan	149,371	(4)	*
William L. Kimsey	38,730		*
Harri U. Kulovaara	100,766		*
Laura D.B. Laviada	38,730		*
Gert W. Munthe	18,730		*
Eyal M. Ofer	123,730	(5)	*
Thomas J. Pritzker	326,617	(5)	*
William K. Reilly	61,580		*
Bernt Reitan	36,307		*
Brian J. Rice	130,226	(6)	*
Arne Alexander Wilhelmsen	42,985,202(7)		20.07%
All directors and executive officers as a group	46,437,193	(3)(4)(5)(6)(7)	21.57%

(1)	With respect to each beneficial owner, shares issuable upon exercise of his or her stock options that are exercisable on or within 60 days of February 12, 2010 are deemed to be outstanding for the purpose of computing the number of shares and percentage of common stock owned. Includes the following shares of common stock for which the following persons hold stock options exercisable on or within 60 days of February 12, 2010: Mr. Arntzen, 2,473; Mr. Aronson, 10,938; Mr. Chico Barbier, 8,571; Mr. Fain, 497,564; Mr. Goldstein, 95,605; Mr. Hanrahan, 67,918; Mr. Kimsey, 30,938; Mr. Kulovaara 78,938; Ms. Laviada, 30,938; Mr. Munthe, 10,938; Mr. Ofer 90,938; Mr. Pritzker, 75,938; Mr. Reilly, 50,938; Mr. Reitan 9,609; Mr. Rice, 68,402; Mr. Wilhelmsen 10,938; and all directors and executive officers as a group, 1,141,584.

(2)	An asterisk denotes less than 1% of the outstanding common stock.

(3)	Includes 247 shares held by Mr. Fain’s daughter and 571,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares.

(4)	Includes 5,000 shares held by Mr. Hanrahan’s son and 5,000 shares held by Mr. Hanrahan’s daughter.

(5)	Does not include 33,281,900 shares held by Cruise Associates.

(6)	Includes 10,000 shares held by Mr. Rice’s son.

(7)	Includes 42,966,472 shares held by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2009

Number of
Securities
	Number of	Weighted-	Remaining Available
	Securities to Be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
	and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	8,966,711 (1)	$27.77 (2)	2,128,294
Equity compensation plans not approved by security holders	—	—	—
Total	8,966,711	$27.77	2,128,294

(1)	Includes outstanding stock options and unvested restricted stock units under the following plans: the 1995 Incentive Stock Option Plan, the 2000 Stock Award Plan and the 2008 Equity Incentive Plan.

(2)	Represents the weighted average exercise price of stock options outstanding without regard to equity awards that have no exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, certain officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2009 Annual Meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

Shareholders Agreement

A. Wilhelmsen AS and Cruise Associates are parties to a Shareholders Agreement dated as of February 1, 1993 as amended (the “Shareholders Agreement”) and, pursuant thereto, have agreed upon certain matters relative to the organization and operation of the Company and certain matters concerning their respective ownership of the Company’s voting stock. Pursuant to the Shareholders Agreement, Wilhelmsen and Cruise Associates have agreed to vote their shares of common stock in favor of the following individuals as directors of the Company: (i) up to four nominees of Wilhelmsen (at least one of whom must be independent); (ii) up to four nominees of Cruise Associates (at least one of whom must be independent); and (iii) one nominee who must be Richard D. Fain or such other individual who is then employed as the Company’s chief executive officer.

Of the persons nominated for election at the 2010 Annual Meeting, Wilhelmsen has nominated Gert W. Munthe and Bernt Reitan and Cruise Associates has nominated Thomas J. Pritzker. Of the remaining directors, Wilhelmsen nominated Morten Arntzen and Arne Alexander Wilhelmsen and Cruise Associates nominated Bernard W. Aronson, Laura D.B. Laviada and Eyal M. Ofer.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Standing for Election

The Board of Directors is currently divided into three classes. The current term of office of directors in Class II expires at the 2010 Annual Meeting. The Board has proposed to nominate the four nominees described below, each of whom is currently serving as a Class II director, to be elected for a new term of three years and until his or her successor is duly elected and qualified. Upon the election of the nominees named below, there will be a total of eleven directors consisting of three directors in Class I and four directors in each of Class II and Class III. The election of each of the nominees to the Board of Directors requires the approval of a majority of the votes cast at the Annual Meeting.

Each of the nominees has consented to serve as a director. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee named by the Board. The Class II directors standing for election are:

William L. Kimsey, 67, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board of Western Digital Corporation, Parsons Corporation and Accenture Ltd. Mr. Kimsey serves on the audit committees of Accenture Ltd. and Western Digital Corporation. From 2004 until 2008, he served on the board of NAVTEQ Corporation and was the chairman of its audit committee. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants. As a practicing certified public accountant for many years and former Chief Executive Officer of one of the largest public accounting firms in the world, Mr. Kimsey brings substantial knowledge and expertise of accounting and finance matters to the Board.

Gert W. Munthe, 53, has served as a Director since May 2002. Since September 2002, Mr. Munthe has served as managing partner of Herkules Capital, a private equity company that focuses on mid-cap companies in the technology area. From 1994 through January 2000, Mr. Munthe was a director of Alpharma, Inc., a life science company active in animal health and generic pharmaceuticals, and served as its Chief Operating Officer from 1998 until 1999 and as its Chief Executive Officer in 1999. From 1993 through 1998, Mr. Munthe was the President and Chief Executive Officer of NetCom, a leading wireless telecommunication operator in Norway that was listed on the Oslo and London Stock Exchanges. Mr. Munthe has served on the board of Pronova BioPharma ASA since 2004. He served in the Royal Norwegian Navy and was previously with McKinsey & Co. Mr. Munthe’s knowledge and experience from serving as a senior executive officer and director of a variety of businesses and as a managing partner of a private equity company provide the Board with a unique business and financial perspective.

Thomas J. Pritzker, 59, has served as a Director since February 1999. Mr. Pritzker is Chairman of Hyatt Hotels Corporation and Marmon Holdings, Inc. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC, which provides certain services primarily to and/or in connection with business interests of trusts for the benefit of various members of the Pritzker family. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago. Mr. Pritzker’s extensive business interests and responsibilities provide the Board with considerable experience and insight, particularly in the travel and leisure industry.

Bernt Reitan, 61, has served as a Director of the Company since September 2004. Mr. Reitan is an Executive Vice President of Alcoa Inc. and is the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Mr. Reitan has announced that he will be retiring from Alcoa Inc. in August 2010. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan serves on the board of Yara ASA in Norway and International Primary Aluminum Institute. Mr. Reitan holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway. As an executive officer with various roles of increasing responsibility within a large publicly-traded global company, Mr. Reitan brings valuable leadership, strategic and managerial knowledge and experience as well as a multinational business perspective to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Directors Continuing in Office

Class III Directors

The following Class III directors are serving for a term ending in 2011:

Laura D.B. Laviada, 59, has served as a Director since July 1997. Since 2008, Ms. Laviada has served as Chairman of Grupo Aeroportuario del Pacifico, which operates 12 airports in Mexico, including Guadalajara, Los Cabos, Puerto Vallarta and Tijuana. She also serves on the board of Telmex International and Grupo Financiero Inbursa. Ms. Laviada is President of the Board of Trustees of the Museum of San Ildefonso. Prior to 2000, Ms. Laviada was the Chairman and Chief Executive Officer of Editorial Televisa, the largest Spanish language magazine publisher with 40 titles distributed throughout 19 countries. Ms. Laviada’s service on various boards of Mexican companies allows her to provide the Board with a unique, invaluable business perspective.

Eyal M. Ofer, 59, has served as a Director since May 1995. Mr. Ofer has served as the Chairman and Chief Executive Officer of Deerbrook Limited, an international real estate management company, since May 1991. Mr. Ofer provides the Board with an international perspective gained from his almost two decades of leading an international real estate management firm. As a member of the Board for nearly 15 years, Mr. Ofer also brings considerable experience and insight in matters affecting our company and the cruise industry.

William K. Reilly, 70, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., a private equity fund dedicated to investing in companies engaged in water and renewable energy, and he is a Senior Advisor to TPG Capital, LP, an international investment partnership. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the first Payne Visiting Professor at Stanford University, President of the World Wildlife Fund and President of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund, Co-Chairman of the National Commission on Energy Policy and Chairman of the ClimateWorks Foundation and the Nicholas Institute for Environmental Policy Solutions at Duke University and member of Gov. Schwarzenegger’s Delta Vision Blue Ribbon Task Force. He serves as a director of E.I.DuPont de Nemours and Company, ConocoPhillips, Eden Springs Ltd., the National Geographic Society and the Packard Foundation. Mr. Reilly’s leadership roles within various environmental protection organizations, including the U.S. Environmental Protection Agency, the World Wildlife Fund and the National Geographic Society, allow him to bring substantial environmental knowledge and expertise to the Board. His service on various other boards also allows him to provide the Board with a variety of perspectives.

Arne Alexander Wilhelmsen, 44, has served as a Director since May 2003. Mr. Wilhelmsen is chairman of the board of directors of AWILHELMSEN MANAGEMENT AS, the management company for the companies affiliated with A WILHELMSEN AS. He has held a variety of positions within the AWILHELMSEN group of companies since 1995. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and from 2001 through 2009 has served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that is responsible for the sales and marketing activities of the Company in Europe. From 2005 through 2008, he served as a member of the board of directors of Awilco Offshore ASA. Mr. Wilhelmsen’s varied business interests enable him to provide valuable business insight and knowledge to the Board. As the son of one of the Company’s original founders, Mr. Wilhelmsen also provides a valuable historical perspective to the Board.

Class I Directors

The following Class I directors are serving for a term ending in 2012:

Morten Arntzen, 55, has served as a Director since September 2008. Mr. Arntzen is currently the President and Chief Executive Officer and a director of Overseas Shipholding Group, Inc., a diversified global energy transportation company. Until December 2009, he was Chairman of OSG America, LP, a master limited partnership that was listed on the New York Stock Exchange and affiliated with Overseas Shipholding Group, Inc. From 1997 to 2003, Mr. Arntzen served as the Chief Executive Officer of American Marine Advisors, Inc., a merchant banking firm specializing in the maritime industry. Prior to joining American Marine Advisors, Inc., Mr. Arntzen spent more than 17 years in the banking industry holding various corporate positions. From March

2003 through July 2009, Mr. Arntzen was a director of Chiquita Brands International. Mr. Arntzen’s management experience with a diversified global energy transportation company and within the banking industry provides the Board with important knowledge and insights of maritime and finance matters.

Bernard W. Aronson, 63, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that, he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Liz Claiborne, Inc., Hyatt Hotels Corporation, Mariner Energy Incorporated and Chroma Oil and Gas, LP. As a member of the Council of Foreign Relations, a former Assistant Secretary of State and former international advisor to one of the largest investment banking firms, Mr. Aronson is appropriately suited to provide the Board with a global perspective. His service on various other boards also allows him to provide the Board with a variety of business experiences.

Richard D. Fain, 62, has served as a Director since 1979 and as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain has been involved in the shipping industry for over 30 years. As the longest serving member of the Board with over 30 years of experience in the shipping industry, Mr. Fain provides the Board with substantial expertise in the cruise industry. In addition, his service as Chairman and Chief Executive Officer of the Company for over 20 years, brings valuable leadership, strategic and managerial knowledge and experience to the Board.

Director Compensation for 2009

Directors who are Company employees do not receive any fees for their services as directors. For services in the fiscal year 2009, each non-employee director was entitled to receive an annual retainer of $50,000 and $1,200 for each Board meeting attended in his or her capacity as director and $1,200 for each committee meeting attended. The Chair of the Audit Committee is entitled to an additional annual retainer of $30,000, the Chair of the Compensation Committee is entitled to an additional annual retainer of $15,000 and each of the Chairs of the Nominating and Corporate Governance, and Environmental, Safety and Security Committees is entitled to an additional annual retainer of $6,000. Other members of the Audit Committee are entitled to an additional annual retainer of $15,000 and other members of the Compensation, Nominating and Corporate Governance, and Environmental, Safety and Security Committees are entitled to an additional annual retainer of $5,000. Prior to 2009, directors could elect to defer their fees, in whole or in part, under the Company’s Board of Directors Nonqualified Deferred Compensation Plan, provided the deferral was made in advance in accordance with IRS requirements. Each director was entitled to elect to invest their contributions to such plan in one or more investment funds and was required to designate the form and timing of their distributions. In 2008, a new U.S. tax law was enacted that imposes a punitive tax on compensation deferred under our nonqualified deferred compensation plans after January 1, 2009. As a result of the passage of this law, the Company amended this plan to prohibit the directors from deferring compensation under such plan after January 1, 2009, and provided for the distribution to them of all previously deferred contributions. Directors are reimbursed for their travel expenses, and occasionally for those of an accompanying guest, for meetings attended.

At the discretion of the Board, each non-employee director is eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $90,000. For 2009, two-thirds of this annual grant was awarded in the form of restricted stock units and one-third was awarded in the form of stock options to purchase the Company’s common stock. The Board’s stock ownership guidelines require directors to accumulate ownership of at least $150,000 of the Company’s common stock, including the value of restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell the Company’s common stock until the value once again exceeds the required amount.

In order to increase knowledge and understanding of our business, we encourage Board members and their families to experience our cruises. As a result, the Company has adopted a Board Member Cruise Policy (the “Cruise Policy”). Under the Cruise Policy, a Board member is entitled to one stateroom accommodation per year on a complimentary basis. A Board member is also entitled to provide immediate family members traveling with the Board member with one complimentary stateroom per year. Additional guests traveling with a Board member will receive a 15% discount off of the lowest available fare for up to 20 staterooms. A Board member is entitled to accommodate immediate family members not traveling with the Board member with one complimentary stateroom, provided they have not already traveled with a Board member that same calendar year.

Consulting Arrangement with William K. Reilly.  The Company has a consulting arrangement with Mr. Reilly under which it pays him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, the Company’s environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund, a fund established to support marine conservation organizations in preserving the world’s oceans.

The table below summarizes the compensation of our outside directors in 2009.

	2009 Director Compensation
	Fees Earned
	or Paid in	Stock	Option	All Other
Name	Cash	Awards(1)(2)	Awards(1)(3)	Compensation(4)	Total

Morten Arntzen	$74,500	$60,002	$29,998	$13,872	$178,372
Bernard W. Aronson	$63,400	$60,002	$29,998	—	$153,400
William L. Kimsey	$96,800	$60,002	$29,998	—	$186,800
Laura D.B. Laviada	$64,600	$60,002	$29,998	—	$154,600
Gert W. Munthe	$86,800	$60,002	$29,998	—	$176,800
Eyal M. Ofer	$74,400	$60,002	$29,998	—	$164,400
Thomas J. Pritzker	$68,000	$60,002	$29,998	—	$158,000
William K. Reilly	$64,400	$60,002	$29,998	—	$154,400
Bernt Reitan	$100,400	$60,002	$29,998	—	$190,400
Arne Alexander Wilhelmsen	$65,750	$60,002	$29,998	—	$155,750

(1)	The columns titled “Stock Awards” and “Option Awards” report the fair value of restricted stock unit awards and stock option awards, respectively, at their grant date in 2009 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2009.

(2)	As of December 31, 2009, the outside directors held the following aggregate number of unvested restricted stock units: Mr. Arntzen, 8,785; Mr. Aronson, 10,415; Mr. Kimsey, 10,415; Ms. Laviada, 10,415; Mr. Munthe, 10,415; Mr. Ofer, 10,415; Mr. Pritzker, 10,415; Mr. Reilly, 10,415; Mr. Reitan, 10,415; and Mr. Wilhelmsen, 10,415.

(3)	As of December 31, 2009, the outside directors held options to purchase the following aggregate number of shares of common stock: Mr. Arntzen, 9,890; Mr. Aronson, 19,938; Mr. Kimsey, 39,938; Ms. Laviada, 94,938; Mr. Munthe, 19,938; Mr. Ofer, 99,938; Mr. Pritzker, 84,938; Mr. Reilly, 59,938; Mr. Reitan, 18,609; and Mr. Wilhelmsen, 19,938.

(4)	These amounts include discounts on Company cruises and travel expenses for spouses accompanying outside directors on business. The aggregate value of perquisites made available to outside directors other than Mr. Arntzen is less than $10,000 per person.

Certain Relationships and Related Person Transactions

Related Person Transaction Policy and Procedure

The Company has a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members have a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

•	non-executive director compensation arrangements.

In making its decision, the Audit Committee reviews and considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound as the Audit Committee considers appropriate and practicable.

Related Person Transactions

The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.

During the fiscal year ended December 31, 2009, the Company paid Hyatt Hotels Corporation approximately $570,000 to provide accommodations to the Company’s guests. In addition, certain employees of the Company stay at Hyatt Hotels while traveling on business and the Company may make use of Hyatt facilities for business purposes although Hyatt has no specific arrangement or understanding with the Company in that connection. Mr. Thomas J. Pritzker, one of the Company’s directors, is Chairman of the Hyatt Hotels Corporation.

During the fiscal year ended December 31, 2009, the Company paid Red Sail Sports Aruba and Red Sail Sports Cayman an aggregate of approximately $320,000 as shore excursions operators in the Caribbean. Both entities are owned by business interests of the Pritzker family.

During the fiscal year ended December 31, 2009, the Company paid Mr. William K. Reilly, one of the Company’s directors, $300,000 under his consulting arrangement with the Company, which is described on page 14 under “Consulting Arrangement with William K. Reilly.”

PROPOSAL 2: APPROVAL OF ADDITIONAL SHARES FOR ISSUANCE
UNDER THE COMPANY’S 2008 EQUITY INCENTIVE PLAN

At the Annual Meeting, shareholders will be asked to approve 6,000,000 additional shares for issuance under the Company’s 2008 Equity Incentive Plan (the “2008 Equity Plan”). The 2008 Equity Plan was adopted by the Board on March 7, 2008 and was ratified by the shareholders at the 2008 Annual Meeting. Currently, 5,000,000 shares of our common stock, par value $0.01 per share, are authorized to be issued under the 2008 Equity Plan. As of December 31, 2009, there were 2,128,294 shares of common stock available for future issuance under the 2008 Equity Plan.

Subject to approval by the shareholders, the Board has approved an additional 6,000,000 shares of common stock for issuance under the 2008 Equity Plan. The approval of the additional shares for issuance under the 2008 Equity Plan requires the approval of a majority of the votes cast at the Annual Meeting and the total votes cast must represent a majority of the shares entitled to vote on the proposal.

The 2008 Equity Plan is designed to provide long-term incentive awards, including stock options and restricted stock units, to attract and retain talented officers, directors and key employees, while aligning their compensation with shareholder interests. Long-term incentive awards represent a significant component of total direct compensation for our officers, directors and key employees. The Board believes that it is in the best interest of the Company and its shareholders to approve the additional shares for issuance under the 2008 Equity Plan as proposed to enable the Company to continue granting such awards.

The principal features of the 2008 Equity Plan, as amended, are summarized below.

Shares Available for Awards

If this proposal is approved by the shareholders, the number of shares of common stock authorized for issuance under the 2008 Equity Plan will be increased by 6,000,000 shares, subject to adjustment by the Compensation Committee for stock splits and other events as set forth in the 2008 Equity Plan. Each stock appreciation right will be counted against the 2008 Equity Plan’s authorized shares. If an award under the 2008 Equity Plan is cancelled or forfeited without the delivery of the full number of shares underlying such award, only the net number of shares actually delivered to the participant will be counted against the 2008 Equity Plan’s authorized shares. Also, shares underlying awards issued in assumption of or substitution for awards issued by a company acquired by the Company (“Substitute Awards”) will not reduce the number of shares remaining available for issuance under the 2008 Equity Plan.

No participant may receive options and stock appreciation rights under the 2008 Equity Plan relating to more than 500,000 shares of common stock, subject to adjustment as noted above, in any calendar year.

Material Features of the 2008 Equity Plan

The 2008 Equity Plan is administered by the Compensation Committee. The Compensation Committee has, among other powers, the power to interpret and construe any provision of the 2008 Equity Plan, to adopt rules and regulations for administering the 2008 Equity Plan and to perform other acts relating to the 2008 Equity Plan. Decisions of the Compensation Committee are final and binding on all parties. The Board may appoint another committee to perform the functions of the Compensation Committee under the 2008 Equity Plan.

The Compensation Committee has the sole discretion to grant to eligible participants one or more equity based awards, including options, stock appreciation rights, stock, restricted stock and restricted stock units, performance shares, or any combination thereof. The Compensation Committee will have the sole discretion to determine the number or amount of any award to be awarded to any participant. Awards to directors shall be recommended by the Compensation Committee and approved by the full Board.

If a dividend or other distribution, recapitalization, stock split, or other corporate event or transaction (more fully described in Section 7 of the 2008 Equity Plan) affects the shares in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available under the 2008 Equity Plan, the Compensation Committee shall, in such manner as it may deem equitable and appropriate, adjust: (i) the number of shares (or other securities) which may be made the subject of awards, (ii) the number of shares subject to outstanding awards, (iii) the grant, purchase or exercise price with respect to any award, and (iv) any other provision determined by the Compensation Committee to be necessary for an equitable adjustment. If such event involves a merger or sale of the Company or its assets, the Compensation Committee may provide for the assumption or substitution of such award, or for the termination of such award for a cash payment. The Compensation Committee may not take any other action to directly or indirectly reduce, or have the effect of reducing, the total exercise price of any option as established at the time of grant.

Awards may provide that upon their exercise the holder will receive cash, stock, other securities or other awards or any combination thereof, as the Compensation Committee determines. Any shares of stock deliverable under the 2008 Equity Plan may consist in whole or in part of authorized and unissued shares or shares acquired by the Company.

Except in the case of Substitute Awards, the exercise price of stock under any stock option, the grant price of any stock appreciation right, and the purchase price of any security which may be purchased under any other stock-based award will not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. The Compensation Committee will determine the times at which options and other purchase rights may be exercised and the methods by which and the forms in which payment of the purchase price may be made. Under the 2008 Equity Plan, determinations of the fair market value of shares of the Company’s common stock will be based on the average of the high and low quoted sales price on the date in question and determinations of fair market value with respect to other property will be made in accordance with methods or procedures established by the Compensation Committee.

No awards may be granted under the 2008 Equity Plan after the date of the annual shareholders meeting in 2018.

Awards

Options.  An option is a right to purchase from the Company a stated number of shares at an exercise price and for a period of time established by the Compensation Committee. The duration of options granted under the 2008 Equity Plan will be established by the Compensation Committee but may not exceed ten years. The Compensation Committee may impose a vesting schedule on options, and will determine the acceptable form(s) in which the exercise price may be paid. In general, options are exercisable following termination of employment for 12 months, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s death or permanent and total disability, options held by the holder shall become exercisable in full, and may be exercised at any time prior to the earlier of (i) one year following the date of such death or disability or (ii) the expiration date of such option.

Options granted under the 2008 Equity Plan may be “incentive stock options” (“ISOs”), which afford certain favorable tax treatment for the holder, or “nonqualified stock options” (“NQSOs”). See “Tax Matters” below.

Stock Appreciation Rights.  A stock appreciation right (“SAR”) is the right to receive an amount equal to the excess of the fair market value of the shares underlying the SAR over the base price of the SAR. The settlement amount of SARs may be paid in cash or shares. The Compensation Committee determines the terms of each SAR at the time of the grant. Any freestanding SAR may not have a base price less than the fair market value of the stock on the date the SAR is granted and cannot have a term of longer than ten years. The employment termination provisions applicable to SARs are the same as those described above for options.

Stock Awards.  The Compensation Committee may award shares of stock that are not subject to any restriction.

Restricted Stock and Restricted Stock Units.  Restricted stock is an award of shares that is subject to a risk of forfeiture for a period of time specified on the date of grant. A restricted stock unit is an award payable in cash or stock and represented by a bookkeeping credit, in which both the number of shares and the settlement date are fixed on the date of grant. The Compensation Committee may impose restrictions on restricted stock and restricted stock units at its discretion. These restrictions may lapse as the Compensation Committee deems appropriate. Upon termination of employment during the restriction period by reason of the holder’s death or permanent and total disability, any restricted stock and restricted stock units held by the participant will fully vest and be settled. Holders of restricted stock unit awards may provide for the receipt of dividend equivalents, which may be paid currently or credited to the participant’s account. No participant may accrue more than $500,000 in dividend equivalents in any calendar year. Also, the Compensation Committee may establish provisions applicable to restricted stock and restricted stock units upon termination of employment that differ from those contained in the 2008 Equity Plan.

Performance Shares.  The Compensation Committee may grant performance shares, the grant or vesting of which is subject to the attainment of performance goals. The Compensation Committee will establish the performance criteria, the length of the performance period and the form and time of payment of the award. In the event of the holder’s death or permanent and total disability, the holder or his beneficiary or estate will receive the performance share award upon the expiration of the applicable performance period. Also, the Compensation Committee may establish provisions applicable to performance shares upon termination of employment that differ from those contained in the 2008 Equity Plan.

Awards (other than options and stock appreciation rights) to certain senior executives will, if the Compensation Committee intends any such award to qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code, become earned and payable only if preestablished targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, cost management, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, shareholder return, return on equity, return on invested capital, growth in assets, unit volume, occupancy rates, sales, cash flow, market share, performance relative to a comparison group designated by the Compensation Committee and/or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, customer satisfaction, geographic business expansion, acquisition or investment goals, cost targets and/or goals relating to investments, acquisitions or divestitures. Such targets may relate to the Company as a whole, or to one or more units thereof, on an absolute or relative basis and may be measured over such periods, as the Compensation Committee shall determine. The Compensation Committee may exclude the impact of any event or occurrence which the Compensation Committee determines is appropriate to exclude. The maximum number of shares which may be payable under any such performance share award granted in any year is 500,000 shares or the equivalent cash value thereof on the last day of the applicable performance period.

Transferability

The 2008 Equity Plan provides that, except as described in the following sentence, no options or SARs granted under the 2008 Equity Plan may be transferred or otherwise encumbered by the individual to whom it is granted, other than by will, court order or by designation of a beneficiary and that, during the individual’s lifetime, each award will be exercisable only by the individual or by the individual’s guardian or legal representative. The Compensation Committee may permit options or SARs to be transferred to an optionholder’s or SAR holder’s family members or a trust for the benefit of family members, or to certain controlled corporations. Shares represented by restricted stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Compensation Committee, during the applicable vesting period.

Change of Control

In general, if a participant’s employment is terminated by the Company without Cause, or by the participant with Good Reason within 18 months following a Change of Control, all outstanding awards will become fully exercisable and vested, and any restrictions applicable to any award shall automatically lapse. The terms “Cause”, “Good Reason” and “Change of Control” are all defined in the 2008 Equity Plan.

Eligibility and Participation

Any employee of the Company or its affiliates, including any officer or employee and any director of the Company, will be eligible to receive awards under the 2008 Equity Plan. Additionally, any holder of an outstanding equity based award issued by a company acquired by the Company may be granted a Substitute Award under the 2008 Equity Plan. The Company and its affiliates had approximately 60,000 employees and directors as of December 31, 2009.

Amendment and Termination

The Compensation Committee may at any time terminate, suspend or discontinue the 2008 Equity Plan. The Compensation Committee may amend the 2008 Equity Plan at any time, provided that no such amendment shall be made without the approval of the Company’s shareholders (a) to the extent that such approval is required by applicable law or by the listing standards of any applicable exchange(s) on or after the adoption of the 2008 Equity Plan, (b) to the extent that such amendment would materially increase the number of securities which may be issued under the 2008 Equity Plan, (c) to the extent that such amendment would materially modify the requirements for participation in the 2008 Equity Plan, or (d) to the extent that such amendment would accelerate the vesting of any restricted stock or restricted stock units under the 2008 Equity Plan except as otherwise provided therein.

New Plan Benefits

Any awards under the 2008 Equity Plan will be at the discretion of the Compensation Committee or its delegate. Therefore, it is not possible at present to determine the amount or form of any award that will be available for grant to any individual during the term of the 2008 Equity Plan or that would have been granted during the last fiscal year had the 2008 Equity Plan been in effect.

Tax Matters

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 2008 Equity Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Nonqualified Stock Options.  An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the underlying shares of common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of shares received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Stock Options.  An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition”, as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax in the year of exercise.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Stock Appreciation Rights.  Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. The amount of cash, or the value of stock received upon exercise of the SAR will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Stock and Restricted Stock.  A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the stock is no longer subject to restrictions, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. With respect to a stock award that is not subject to restrictions, the holder will generally recognize ordinary income on the grant date in an amount equal to the fair market value of such shares on the grant date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of stock or restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units and Performance Shares.  The grant of an award of restricted stock units or a performance share will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF ADDITIONAL SHARES FOR ISSUANCE UNDER THE COMPANY’S 2008 EQUITY INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF PRINCIPAL INDEPENDENT AUDITOR

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the principal independent auditor for the Company for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has served as the Company’s principal independent auditor for over 20 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of the principal independent auditor for the Company is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another independent auditor for the fiscal year 2010 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2009 and 2008 were:

	2009	2008

Audit fees	$1,850,611	$2,054,899
Audit-related fees	87,965	91,435
Tax fees	51,275	40,375
All other fees	9,070	7,500

Total	$1,998,921	$2,194,209

Pursuant to the terms of its charter, the Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the principal independent auditor. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the principal independent auditor but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2009 or 2008 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC.

The audit fees for the fiscal years ended December 31, 2009 and 2008 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, comfort letters, consents, and review of documents filed with the SEC. The audit fees for the fiscal year ended December 31, 2008 reflect an adjustment of $64,500 of additional audit fees that were paid in 2009.

The audit-related fees for the fiscal years ended December 31, 2009 and 2008 were mostly for the audits of employee benefit plans.

Tax fees for the fiscal year ended December 31, 2009 and 2008 were for services performed in connection with international tax compliance and transfer pricing services.

All other fees for the fiscal year ended December 31, 2009 and 2008 were primarily for subscription fees for accounting and auditing research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
PRINCIPAL INDEPENDENT AUDITOR FOR THE 2010 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s principal independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and principal independent auditor.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ responsibility is to review and, when appropriate, audit the internal controls over financial reporting. The Company’s principal independent auditor has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements contained in the 2009 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its principal independent auditor. The Audit Committee has discussed with the principal independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the principal independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the principal independent auditor’s communications with the audit committee concerning independence, and has discussed with the principal independent auditor their independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the principal independent auditor.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
OF ROYAL CARIBBEAN CRUISES LTD.

William L. Kimsey, Chairman
Morten Arntzen
Gert W. Munthe
Bernt Reitan

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) and, based on such review and discussion, has recommended to the Board that the CD&A be included in the Company’s 2010 proxy statement.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Bernt Reitan, Chairman
Bernard W. Aronson
Laura D.B. Laviada
Gert W. Munthe

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are the second largest cruise company in the world with 38 ships operating under five different cruise brands, sailing to approximately 400 destinations and employing approximately 60,000 shipboard and shoreside employees worldwide as of December 31, 2009.

In 2009, our financial results continued to be negatively affected by the economic environment, including high unemployment rates in certain markets and strained consumer discretionary spending, which in turn caused a diminished demand for our cruises and land-based tours. In addition, the H1N1 flu virus had an adverse effect on our operations in 2009. In response to these challenges, we took several actions in 2009 to bolster our liquidity and aggressively manage our costs and operating efficiencies, which we believe will serve to improve our performance for 2010 and beyond. We successfully took delivery of Oasis of the Seas, a new class of ship for Royal Caribbean International, and Celebrity Equinox, the second Solstice-class ship for Celebrity Cruises, both of which generate pricing premiums. In late 2009, we began to experience growth in our order book and a diminishing gap in year-over-year booked volume comparisons.

This CD&A describes the compensation plans, programs and objectives for our named executive officers and outlines the 2009 compensation actions taken to recognize their overall performance in this challenging environment. In summary, we responded to the economic uncertainty by freezing the base salaries of our named executive officers, introducing a new performance-based annual incentive plan and awarding flat to lower long-term incentive award values.

Named Executive Officers

The Compensation Committee determines the compensation of our senior executive officers, including our Chairman and Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers other than the Chairman and Chief Executive Officer and Chief Financial Officer for the fiscal year ended December 31, 2009 (“Named Executive Officers” or “NEOs”), which are set forth below.

Name	Title

Richard D. Fain	Chairman and Chief Executive Officer
Brian J. Rice	Executive Vice President and Chief Financial Officer
Adam M. Goldstein	President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	President and Chief Executive Officer, Celebrity Cruises
Harri U. Kulovaara	Executive Vice President, Maritime

Principal Compensation Objectives

Our executive compensation programs are designed to: attract and retain executives who contribute to the Company’s long-term success; reward executives for their contribution to achieving the Company’s short- and long-term goals; align executive compensation and shareholder interests through performance- and equity-based plans; and for some executives recognize individual contributions to the Company’s performance.

We provide compensation to our executives consisting of three principal elements: base salary, performance based annual incentive and long-term incentive awards (collectively, “Total Direct Compensation”). The objectives of each element of compensation are described below.

Base Salary	•	Deliver a level of fixed compensation that is commensurate with expertise, experience, tenure, performance, potential and scope of responsibility.
Performance Based Annual Incentive	•	Focus executives on annual results enabling them to better manage the cyclical nature of our business.
	•	Reward executives for the generation of income and positive cash flow, as we operate in a leveraged, high fixed cost environment.
Long-Term Incentive Awards	•	Align executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals.
	•	Promote stability and corporate loyalty among our executives.

While the principal elements of our compensation programs are quantitative in nature, our programs also take into account qualitative factors to avoid an overly formulaic approach in determining compensation. The key quantitative and qualitative considerations that we used in assessing performance, and the process by which we linked compensation to them, are described in this CD&A.

Based on our pay for performance orientation and the desire to create long-term earnings opportunities, we place a significant portion of target Total Direct Compensation at risk, as illustrated below. This mix of Total Direct Compensation elements is consistent with general market trends and with the mix provided by companies in our 2009 Market Comparison Group (the “Market Comparison Group”) described below.

	2009 Total Direct Compensation Mix at Target
				Total Variable
		Annual	Long-Term	Pay (Annual
	Base Salary	Incentive	Incentive	Incentive +
	as a % of	as a% of	as a % of	Long-Term
Title	Total Pay	Total Pay	Total Pay	Incentive)

Chairman and Chief Executive Officer	16%	31%	53%	84%
Other Named Executive Officers(1)	28%	30%	42%	72%

(1)	These percentages represent an average of each element of compensation for the other four Named Executive Officers. In the case of Mr. Kulovaara, the ship delivery bonuses are not factored into these percentages.

Compensation Review Process

The process of making compensation decisions begins with establishing a Market Comparison Group. The composition of this group is assessed annually as this is the foundation of our review of compensation practices and levels for our Named Executive Officers. The Compensation Committee engaged Watson Wyatt Worldwide, now Towers Watson (“Consultant”), an executive compensation consulting firm, to assist with constructing the Market Comparison Group. Traditionally, this group consists of companies that generally operate in the travel and tourism, hospitality, leisure, air transportation and food and beverage industries. The Compensation Committee selects these companies based upon their size (generally one-half to two times our revenues) and industry as well as the operational similarities of their business to our own, even though many of them may not be our direct or indirect competitors.

The table below sets forth the companies included in our Market Comparison Group, which was used by the Compensation Committee for making the NEO’s 2009 compensation determinations.

Market Comparison Group

Alaska Air Group Inc.	Marriott International Inc.
Brunswick Corp.	MGM Mirage
Cablevision Systems Corp.	SkyWest, Inc.
Carnival Corporation	Southwest Airlines
Darden Restaurants, Inc.	Starbucks Corp.
Expedia Inc.	Starwood Hotels & Resorts Worldwide Inc.
Hertz Global Holdings Inc.	US Airways Group Inc.
IAC/InterActiveCorp	Wendy’s/Arby’s Group, Inc.
Las Vegas Sands Corp.	Wyndham Worldwide Corp.

This Group reflects the following changes from the Market Comparison Group used in 2008, which were recommended by the consultant and approved by the Compensation Committee. Harrah’s Entertainment, Inc., Hilton Hotels Corp. and Sabre Holdings Corp were removed from the 2008 Market Comparison Group because they ceased to be public companies. These three companies were replaced by Marriott International, Inc., US Airways Group, Inc. and Hertz Global Holdings, Inc. in order to maintain the size and industry representation of the Market Comparison Group. In 2009, the Compensation Committee assessed the Market Comparison Group and determined that it continued to be appropriate for establishing the 2010 compensation comparison.

The Consultant obtains data on the companies comprising the Market Comparison Group and the compensation of their executives from their public filings. The Compensation Committee relies on the Consultant to analyze the data and present its findings. The Consultant’s analysis compares the elements of each NEO’s Total Direct Compensation to those of his counterparts in the Market Comparison Group and provides senior management and the Compensation Committee with the relative positioning for compensation. Additionally, the Consultant makes recommendations with regard to changes that may be appropriate in the approach to compensating the NEOs. For 2009, there were no material changes to our methodology.

The Compensation Committee reviews and evaluates the data and makes recommendations to determine the appropriate compensation programs and levels. In doing so, it carefully considers the performance of our Company, each brand and each NEO. For the Company and each brand, both financial (as determined by operating and net income, EBITDA, total shareholder return and earnings per share) and operational performance (including customer satisfaction and operational efficiencies) are carefully reviewed. For each NEO, the Compensation Committee assesses how the executive contributed to financial and operational performance and his long-term contributions to our Company.

For each NEO other than the Chairman and Chief Executive Officer, the Compensation Committee consults with and receives the recommendation of the Chairman and Chief Executive Officer, but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman and Chief Executive Officer, the Compensation Committee meets in executive session and considers the opinion of the Consultant as well as other criteria identified in this CD&A.

The elements of our compensation programs are discussed more fully below.

Base Salary

The Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects his scope of responsibility relative to his counterparts in the Market Comparison Group. The primary considerations used in setting base salary levels include each NEO’s scope of responsibilities, expertise, experience, tenure, performance and potential to further our business objectives. We generally review salaries early each year and, if appropriate, adjust them to reflect changes in such considerations and to respond to market conditions and competitive pressures.

In February 2009, the Compensation Committee reviewed the base salaries of the NEOs against their respective counterparts in the Market Comparison Group and considered the objectives for this element of compensation and the factors outlined above. Based on such review, and in light of the challenging economic environment, the Compensation Committee decided not to adjust the base salaries of the NEOs, which was also consistent with the Company’s decision not to provide merit increases for all of its other employees.

The table below shows each NEO’s Fiscal Year 2008 and 2009 base salary.

	Base Salary
Name	2008	2009

Richard D. Fain	$1,000,000	$1,000,000
Brian J. Rice	$575,000	$575,000
Adam M. Goldstein	$700,000	$700,000
Daniel J. Hanrahan	$600,000	$600,000
Harri U. Kulovaara	$470,000	$470,000

Performance Based Annual Incentive

Effective in 2009, the Compensation Committee approved the Executive Short-Term Bonus Plan (“ESTBP”), which replaces the Executive Incentive Plan (“EIP”) and further aligns our performance based annual incentive with Company performance, the external market, best practices, and shareholder interests. In addition, we believe the ESTBP improves our ability to attract, retain, and motivate talented executives by rewarding them for the achievement of short-term goals and recognizing their individual contributions.

Bonus Award Components

Under the ESTBP, the performance based annual incentive is tied to three bonus award components: Corporate, Brand and Individual Performance (if applicable). The Compensation Committee assigns a specific weight to each of these components based on the executive’s role and ability to influence the outcomes. The higher the level of the executive, the more emphasis the Compensation Committee placed on Corporate and/or Brand Performance and the less emphasis it placed on individual performance. The following table shows the weights assigned to the bonus award components of each NEO.

	2009 Bonus Award
	Component Weighting
Name	Corporate	Brand		Individual

Richard D. Fain	100%	0%		0%
Brian J. Rice	80%	0%		20%
Adam M. Goldstein	50%	50	%(1)	0%
Daniel J. Hanrahan	50%	50	%(2)	0%
Harri U. Kulovaara	80%	0%		20%

(1)	Royal Caribbean International
(2)	Celebrity Cruises

In addition, due to the unique nature of Mr. Kulovaara’s role, and in accordance with his employment arrangement, Mr. Kulovaara is eligible to receive a special performance bonus for overseeing the successful design, construction and delivery of new cruise ships.

Bonus Targets

For 2009, the Compensation Committee established a bonus target for each NEO expressed as a percentage of base salary. In reviewing the bonus targets under the ESTBP, the Compensation Committee adjusted the bonus targets for each of the NEOs by 5 to 15 percentage points, depending on their scope of responsibility. In doing so, the

Compensation Committee expected to motivate each NEO to drive Corporate and Brand performance in a challenging economic environment. The following table shows the 2008 and 2009 bonus targets of each NEO.

	2008 Bonus Target	2009 Bonus Target
Name	(% of base salary)	(% of base salary)

Richard D. Fain	175%	190%
Brian J. Rice	85%	100%
Adam M. Goldstein	115%	130%
Daniel J. Hanrahan	110%	125%
Harri U. Kulovaara	60%	65%

Performance Levels

The performance levels range from 0% to 300% for Corporate and Brand Performance and from 0% to 200% for Individual Performance. An achievement of the Plan performance level (or 100% funding) for each bonus award component would result in a bonus award equal to the bonus target for each NEO. However, as identified below, the ESTBP provides different funding levels based on different levels of performance for each bonus award component.

Corporate Performance Component	Funding Level
Minimum Performance	0%
Plan Performance	100%
Maximum Performance	300%

Brand Performance Component	Funding Level
Minimum Performance	0%
Plan Performance	100%
Maximum Performance	300%

Individual Performance Component	Funding Level
Minimum Performance	0%
Plan Performance	100%
Maximum Performance	200%

If results achieved are between the performance levels, (i.e., Minimum, Plan or Maximum) the funding level may increase or decrease. For example, if Corporate and/or Brand results achieved are between plan and maximum, the funding level would range from 100% to 300%. Conversely, if results achieved are below plan but above the minimum, the funding level would range between 0% and 99%.

Target and Actual Performance by Bonus Award Component

In February of each year, the Compensation Committee approves the Corporate and Brand performance targets for the year. Below is a discussion of each component and the target and actual performance.

Corporate Performance — The Compensation Committee approves an ESTBP net income plan target for corporate performance, based on guidance announced at the beginning of the calendar year. For 2009, the Compensation Committee approved an ESTBP net income plan target for corporate performance of $300 million, which was consistent with our guidance announced in January 2009.

When we establish this plan target, we do not attempt to forecast changes in fuel price as we do not believe such forecasts are reliable or relevant to management’s performance. As our operating results are sensitive to fuel price fluctuations, we believe that retrospective adjustments to operating results to account for fuel price increases or decreases are appropriate in determining the ESTBP awards. We also anticipated that we would be taking actions in 2009 because of the economic environment to improve liquidity. We determined that a retrospective adjustment to operating results related to the costs of such actions would also be made to avoid penalizing management.

Additionally, the Compensation Committee reviews our operating results to determine if adjustments are required because of other events outside of management’s control.

In accordance with the above, the Compensation Committee approved retrospective adjustments to operating results of $119 million to account for fuel price increases, liquidity actions (which included the issuance of $300 million of senior unsecured notes) and the adverse effect of the H1N1 flu virus on our operations. This resulted in 2009 ESTBP-adjusted net income of $281 million or $19 million below the net income plan target, which yielded a funding level of 62.0% for the Corporate Performance component.

Brand Performance — As Messrs. Goldstein and Hanrahan have direct oversight and influence over a specific cruise brand, a component of their performance based annual incentive award is tied to the performance of Royal Caribbean International and Celebrity Cruises, respectively. At the brand level, we measure performance based on operating income as it takes capital costs into account that are important in calculating returns on invested capital, which is fundamental to the Company’s operating plan. The Compensation Committee established an ESTBP operating income plan target for each brand consistent with the approach used to establish the plan target for corporate performance. The Compensation Committee also approved retrospective adjustments to the operating results of the brands due to fuel price increases or decreases and other events outside of management’s control.

Specifically, the Compensation Committee approved retrospective adjustments to the operating income results of Royal Caribbean International for the increase in fuel prices and the adverse effect of the H1N1 flu virus on its operations. Royal Caribbean International delivered ESTBP-adjusted operating income below plan target performance, which yielded a funding level of 55% for Mr. Goldstein’s Brand Performance component. The Compensation Committee approved retrospective adjustments to the operating income results of Celebrity Cruises only for the increase in fuel prices. Celebrity Cruises delivered ESTBP-adjusted operating income significantly above plan target, primarily due to the higher pricing premiums generated by the Solstice-class ships and the brand’s limited exposure to the adverse effect of the H1N1 flu virus, which yielded a funding level of 130.8% for Mr. Hanrahan’s Brand Performance component.

Individual Performance — The Individual Performance component of our ESTBP award is intended to reward the managerial decision making, behavioral interaction and overall contribution. Messrs. Rice and Kulovaara are the only NEOs whose annual incentive includes an Individual Performance component. In determining the funding levels of this component, the Compensation Committee considered the recommendation of Mr. Fain. It also evaluated this recommendation based on its knowledge of our Company and Messrs. Rice and Kulovaara’s overall contributions to our successful growth and achievement of priority strategic objectives, how they directed their area of responsibility to meet challenges in the market and the results of specific projects they were responsible for during the year.

In the face of the severe economic conditions and tight credit market prevailing in 2009, Mr. Rice was able to successfully secure financing for the Oasis of the Seas and Celebrity Equinox, and issue $300 million of senior unsecured notes, under competitive terms. As such, the Compensation Committee agreed with Mr. Fain’s recommendation to award Mr. Rice a funding level of 130% for his Individual Performance component. Mr. Kulovaara oversaw the successful design, construction, and delivery of the Oasis of the Seas, a new class of ship, which revolutionized the cruise industry by introducing seven distinct neighborhoods aboard the ship, including Central Park and Boardwalk. Accordingly, the Compensation Committee agreed with Mr. Fain’s recommendation to award Mr. Kulovaara’s with a funding level of 130% for his Individual Performance component.

The table below shows the 2009 performance based annual incentive payout, as a percent of target, for each bonus award component.

	2009 Funding Levels by Component
Name	Corporate	Brand	Individual

Richard D. Fain	62.0%	—	—
Brian J. Rice	62.0%	—	130.0%
Adam M. Goldstein	62.0%	55.0%	—
Daniel J. Hanrahan	62.0%	130.8%	—
Harri U. Kulovaara	62.0%	—	130.0%

Target and Actual Bonus Awards

For 2009, the following table shows each NEO’s Target and Actual Bonus award. For Mr. Kulovaara, the ship delivery bonuses (described below) are not factored into his target, but they are included in the actual performance based annual incentive. The 2009 Actual Bonus awards for Messrs. Fain, Goldstein and Kulovaara were on average lower than their 2008 levels, reflecting our Company’s results and our pay for performance philosophy. Mr. Rice received a slightly higher increase based on his individual performance. Mr. Hanrahan received a significant bonus award increase in 2009 reflecting the strong performance of Celebrity Cruises relative to its budget.

	2008 Performance Based Annual Incentive		2009 Performance Based Annual Incentive		Change from
Name	Target	Actual	Target	Actual	2008 Bonus

Richard D. Fain	$1,750,000	$1,440,688	$1,900,000	$1,178,000	(18.2)%
Brian J. Rice	$488,750	$402,363	$575,000	$434,700	8.0%
Adam M. Goldstein	$805,000	$1,176,322	$910,000	$532,350	(54.7)%
Daniel J. Hanrahan	$660,000	$385,090	$750,000	$723,000	87.7%
Harri U. Kulovaara	$282,000	$531,175	$305,500	$530,958	0.0%

The Compensation Committee awarded Mr. Kulovaara a special performance bonus of $300,000 for overseeing the successful design, construction and delivery of two new cruise ships in 2009, the first of a new class of ship, Oasis of the Seas, and the second Solstice-class ship, Celebrity Equinox.

Long-Term Incentive Awards

In 2009, the Compensation Committee granted long-term incentive awards under the 2008 Equity Incentive Plan (“2008 Equity Plan”). Under the 2008 Equity Plan, the Compensation Committee can grant the following types of awards: stock options, performance shares, restricted stock, restricted stock units (“RSUs”), and stock appreciation rights. In balancing the Company’s retention objectives with its pay for performance orientation, the Compensation Committee considered the spectrum of potential equity instrument designs, vesting criteria and schedules.

As in previous years, the long-term incentive awards granted to the NEOs were comprised of stock options and RSUs. In making the allocation between the two types of awards, the Compensation Committee considered that, of the two forms of equity awards, RSUs have a relatively greater retentive effect, and stock options have a relatively greater performance incentive impact. The Compensation Committee also considered the dilutive effect of the two awards under the 2008 Equity Plan, which is greater in the case of stock options. After considering the foregoing, the Compensation Committee determined that it would retain the previous year’s allocation with 75% of the award value attributed to RSUs and the remainder to stock options for Messrs. Fain, Rice, Goldstein, and Hanrahan. Mr. Kulovaara’s allocation was split evenly between RSUs and stock options. The Compensation Committee believes that this is the appropriate balance for meeting its long-term incentive award objectives.

To further promote retention, the stock options and RSUs vest in equal installments over a four year period on the anniversary date of the grant. As the awards are inherently tied to the performance of Company stock, a vesting schedule based on continued service is considered appropriate to meet the desire for both retention and performance incentive.

In determining long-term incentive awards, the Compensation Committee considers the compensation of the Market Comparison Group, a review of other elements of compensation and the NEO’s contribution to the overall results of the Company. In considering these factors, the Compensation Committee did not adjust the 2009 long-term incentive award values for Messrs. Rice, Goldstein, Hanrahan, and Kulovaara. In approving Mr. Fain’s equity award, the Compensation Committee could not exceed the 500,000 share limit imposed by the 2008 Equity Plan. Accordingly, the Compensation Committee awarded Mr. Fain a smaller equity award than he would have otherwise received were it not for such limitation. The table below illustrates the 2008 and 2009 equity award values for the NEOs and the allocation of the equity awards between stock options and RSUs.

	Long-Term Incentive Awards
Name	2008 Grant Values	2009 Grant Values	Allocation	% Change

Richard D. Fain	$3,250,000	$2,861,710(1)	25% stock options; 75% RSUs	(11.9)%
Brian J. Rice	$900,000	$900,000	25% stock options; 75% RSUs	0%
Adam M. Goldstein	$1,250,000	$1,250,000	25% stock options; 75% RSUs	0%
Daniel J. Hanrahan	$950,000	$950,000	25% stock options; 75% RSUs	0%
Harri U. Kulovaara	$450,000	$450,000	50% stock options; 50% RSUs	0%

(1)	Mr. Fain’s equity award value was reduced to conform with the 500,000 share limitation imposed by the Company’s 2008 Equity Incentive Plan.

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to Named Executive Officers and management at the first meeting of the calendar year. All stock options have a ten year term and an exercise price of not less than 100% of the fair market value of the underlying shares on the date of the Compensation Committee’s approval. The 2008 Equity Plan defines the fair market value as the average of the high and low prices of the Company’s stock on the grant date. To determine the number of stock options awarded, the total grant value of the award is multiplied by the stock option allocation and then divided by the Black-Scholes value of a stock option as of the grant date. To determine the number of RSUs awarded, the total grant value is multiplied by the RSU allocation and then divided by the fair market value of the Company stock as of the grant date. In any event, the maximum number of shares that may be granted to a participant in any calendar year is 500,000 shares. Equity awards may be granted outside of the annual grant cycle in connection with events such as hiring and promotion, although no such awards were granted to the Named Executive Officers in 2009. The grants are priced pursuant to the methodology outlined above.

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for our executives. Under these guidelines, over a three-year period, the NEOs are expected to accumulate Company stock, along with derivative forms of Company equity, such as unvested and vested stock options, having a fair market value equal to the multiples of their base salaries as shown in the table below.

	2009 Stock Ownership Guidelines
	Stock Ownership	Stock Ownership
	Guideline (as a	Guideline
Name	multiple of salary)	(as a dollar value)

Richard D. Fain	5 times	$5,000,000
Brian J. Rice	3 times	$1,725,000
Adam M. Goldstein	3 times	$2,100,000
Daniel J. Hanrahan	3 times	$1,800,000
Harri U. Kulovaara	3 times	$1,410,000

As of December 31, 2009, each Named Executive Officer has exceeded his stock ownership guideline objective shown above.

Severance

The Company has entered into Employment Agreements (“Agreements”) with each of the NEOs. These Agreements provide for severance benefits in connection with various terminations of employment scenarios, which are discussed in this proxy statement under the heading “Executive Compensation — Additional Information.”

We currently do not provide enhanced severance benefits if termination should follow a change-in-control of the Company. However, the Compensation Committee may, in its discretion, accelerate the vesting of long-term incentive awards in connection with a change-in-control.

Other Elements of Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits, including the Royal Caribbean Cruises Ltd. et al. Retirement Plan, a qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). The NEOs are eligible to participate and/or receive such benefits on a basis commensurate with that of other employees.

Prior to 2009, the NEOs were eligible to participate in (i) the Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan (the “NDCP”), which allowed participants to defer compensation on a pre-tax basis and (ii) the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”), pursuant to which the Company made contributions on behalf of participants in an amount equal to the benefits they lost under the Retirement Plan due to IRS limitations. In 2008, a new U.S. tax law was enacted that imposes a punitive tax on compensation deferred under these nonqualified plans after January 1, 2009. As a result of the passage of this law, the Company amended these nonqualified plans. The NDCP was amended to prohibit the NEOs and other participants from deferring compensation under such plan after January 1, 2009, and provided for the distribution to them of all amounts previously deferred under such plan. The SERP was amended to eliminate the maximum compensation benefit, provide for the distribution of vested amounts deferred under such plan prior to January 1, 2009, and provide for future contributions after January 1, 2009 to be made directly to the participant upon vesting.

Prior to the enactment of the new U.S. tax law referred to above, the Company granted 10,086 shares of its stock to a trust for Mr. Fain’s benefit on a quarterly basis. These grants were intended to give Mr. Fain a wealth accumulation opportunity commensurate with that of similarly situated executives in other companies, and to more closely link his long-term interests to those of shareholders. To avoid the punitive tax consequences to Mr. Fain under the new U.S. tax law, the Compensation Committee approved an amendment to Mr. Fain’s employment agreement as of January 1, 2009, which provided that all future quarterly distributions of shares of Company stock that were previously required to be paid into the trust be paid instead directly to Mr. Fain and the deferred assets already in the trust be disbursed to Mr. Fain.

The Company also offers the NEOs certain perquisites or personal benefits, which include: Company subsidized automobile leases, membership dues, discounts on Company cruises, annual executive physicals and travel expenses for guests accompanying executives on business travel. Our NEOs also receive life insurance coverage equal to five times their annual base salary.

Impact of Tax and Accounting Treatment

Our 2008 Equity Plan complies with the requirements for “qualified performance based compensation” under Section 162(m) of the U.S. Internal Revenue Code.

Our ESTBP does not comply with Section 162(m), as it would require our ESTBP awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our ESTBP is closely aligned to Company performance and should also appropriately reward our NEOs for their individual contributions to our Company’s success. Although our ESTBP is subject to the deduction limitations under Section 162(m), the financial impact of these limitations is immaterial.

Compensation Risks

Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our business objectives. We believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Finally, as described in this CD&A, our compensation programs and decisions include qualitative factors which we believe restrain the influence an overly formulaic approach may have on excessive risk taking by management.

EXECUTIVE COMPENSATION

	2009 Summary Compensation Table
							Change in
						Non-Equity	Pension
						Incentive	Value and
				Stock	Option	Plan	NQDC	All Other
Name	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total

Richard D. Fain	2009	$1,000,000	$0	$2,146,284	$715,424	$1,178,000	$203,966	$174,986	$5,418,660
Chairman and	2008	$1,000,000	$0	$2,437,500	$812,497	$1,440,688	$0	$125,879	$5,816,564
Chief Executive Officer	2007	$1,001,923	$0	$2,062,508	$687,494	$2,990,625	$4,141	$126,500	$6,873,191
Brian J. Rice	2009	$575,000	$0	$674,998	$224,997	$434,700	$53,325	$87,215	$2,050,235
Executive Vice President	2008	$573,173	$0	$675,011	$224,995	$402,363	$0	$68,353	$1,943,895
and Chief Financial Officer	2007	$542,308	$0	$525,014	$174,994	$863,672	$7,488	$68,107	$2,181,583
Adam M. Goldstein	2009	$700,000	$0	$937,497	$312,497	$532,350	$117,083	$103,471	$2,702,898
President and CEO,	2008	$696,346	$0	$937,515	$312,503	$1,176,322	$0	$103,379	$3,226,065
Royal Caribbean International	2007	$644,231	$0	$749,995	$249,998	$1,179,393	$2,867	$84,727	$2,911,211
Daniel J. Hanrahan	2009	$600,000	$0	$712,500	$237,496	$723,000	$57,191	$96,653	$2,426,840
President and CEO,	2008	$596,346	$0	$712,511	$237,494	$385,090	$0	$75,435	$2,006,876
Celebrity Cruises	2007	$546,154	$0	$562,519	$187,494	$864,815	$2,784	$71,553	$2,235,319
Harri U. Kulovaara	2009	$470,000	$300,000	$224,997	$224,997	$230,958	$131,620	$91,242	$1,673,814
Executive Vice President,	2008	$468,538	$300,000	$225,004	$224,995	$231,175	$0	$85,094	$1,534,806
Maritime	2007	$443,308	$150,000	$199,977	$199,995	$536,423	$3,830	$76,938	$1,610,471

(1)	We report annual Executive Incentive Plan and Executive Short-Term Bonus Plan awards in the column titled “Non-Equity Incentive Plan Compensation”. For Mr. Kulovaara, the amount reported in this column reflects his bonus awarded in conjunction with the delivery of a new ship in 2007, and two new ships in 2008 and 2009.

(2)	The columns titled “Stock Awards” and “Option Awards” report the fair value of restricted stock unit awards and stock option awards, respectively, at their grant date in 2007, 2008 and 2009 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2009.

(3)	The Named Executive Officers participate in the Royal Caribbean Cruises Ltd. et al. Retirement Plan. In prior years, the NEOs participated in the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan and Messrs. Rice, Hanrahan and Kulovaara participated in the Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan. The aggregate above-market earnings on these Named Executive Officers’ holdings in these plans are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under a 5.02% annual growth rate (120% of the applicable federal long-term rate at December 2009).

(4)	Please see the following table entitled “2009 All Other Compensation” for an itemized disclosure of this element of compensation.

	2009 All Other Compensation
	Perquisites		Benefits
			Benefits		Other
				Company
				Contributions
				to Qualified
			Life	Deferred
	Auto	Other	Insurance	Compensation	Benefit
Name	Lease(1)	Perquisites(2)	Policies	Plans(3)	Payouts(4)	Total

Richard D. Fain	$14,753	$4,711	$55,522	$24,500	$75,500	$174,986
Chairman and
Chief Executive Officer

Brian J. Rice	$20,406	$1,335	$7,974	$24,500	$33,000	$87,215
Executive Vice President
and Chief Financial Officer

Adam M. Goldstein	$18,270	$8,085	$7,116	$24,500	$45,500	$103,471
President and CEO,
Royal Caribbean International

Daniel J. Hanrahan	$25,203	$2,579	$8,871	$24,500	$35,500	$96,653
President and CEO,
Celebrity Cruises

Harri U. Kulovaara	$20,850	$6,065	$17,327	$24,500	$22,500	$91,242
Executive Vice President,
Maritime

(1)	These amounts include payments or allowance for auto lease, maintenance, registration and insurance.

(2)	Other perquisites include membership dues, discounts on Company cruises, executive physicals and travel expenses for spouses accompanying NEOs on business.

(3)	Represent Company contributions to the Royal Caribbean Cruises Ltd. et al. Retirement Plan.

(4)	Represents payments made directly to each NEO in 2009 upon vesting under the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan.

	2009 Grants of Plan-Based Awards
								All Other
								Stock	All Other
								Awards:	Option			Grant Date
								Number	Awards:	Exercise	Closing	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts			of	Number of	or Base	Stock	of
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Price	Price at	Stock and
	Grant	Awards(1)			Awards			Stock or	Underlying	of Option	Date of	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(2)	Grant	Awards(3)

Richard D. Fain	2009	$0	$1,900,000	$5,700,000	—	—	—	—	—	—	—	—
Chairman and	2/10/09	—	—	—	—	—	—	295,428	—	—	—	$2,146,284
Chief Executive Officer	2/10/09	—	—	—	—	—	—	—	204,572	$7.27	$6.83	$715,424

Brian J. Rice	2009	$0	$575,000	$1,610,000	—	—	—	—	—	—	—	—
Executive Vice President	2/10/09	—	—	—	—	—	—	92,911	—	—	—	$674,998
and Chief Financial Officer	2/10/09	—	—	—	—	—	—	—	64,337	$7.27	$6.83	$224,997

Adam M. Goldstein	2009	$0	$910,000	$2,730,000	—	—	—	—	—	—	—	—
President and CEO,	2/10/09	—	—	—	—	—	—	129,043	—	—	—	$937,497
Royal Caribbean International	2/10/09	—	—	—	—	—	—	—	89,357	$7.27	$6.83	$312,497

Daniel J. Hanrahan	2009	$0	$750,000	$2,250,000	—	—	—	—	—	—	—	—
President and CEO,	2/10/09	—	—	—	—	—	—	98,073	—	—	—	$712,500
Celebrity Cruises	2/10/09	—	—	—	—	—	—	—	67,911	$7.27	$6.83	$237,496

Harri U. Kulovaara	2009	$0	$305,500	$855,400	—	—	—	—	—	—	—	—
Executive Vice President,	2/10/09	—	—	—	—	—	—	30,970	—	—	—	$224,997
Maritime	2/10/09	—	—	—	—	—	—	—	64,337	$7.27	$6.83	$224,997

(1)	These values represent the threshold, target and maximum payouts under the Executive Short-Term Bonus Plan.

(2)	The stock option exercise price is the average of the high and low stock price on the date of grant. For 2009, the closing price on the grant date was forty-three and one-half cents lower than the average of the high and low.

(3)	The grant date fair values of the equity awards are calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2009, regarding assumptions underlying the valuation of these awards.

Additional Information

The Company has an employment agreement with Mr. Fain dated as of July 25, 2007 and amended as of December 19, 2008. The Company has employment agreements with Messrs. Rice, Goldstein, and Kulovaara dated as of July 25, 2007. Our subsidiary, Celebrity Cruises Inc. (“Celebrity”), has an employment agreement with Mr. Hanrahan dated as of July 25, 2007. These agreements (the “Agreements”) are intended to enhance the retention and motivation of these key employees, ensure compliance with section 409A of the U.S. Internal Revenue Code and include provisions protecting the Company such as a non-competition and non-solicitation clause. The terms of the Agreements are summarized below and apply uniformly to all NEOs, except that Mr. Hanrahan’s employment agreement differs from that of the other NEOs by establishing Celebrity rather than the Company as his employer. In addition, under our employment agreement with Mr. Fain, we have agreed to make quarterly distributions to Mr. Fain, in the amount of 10,086 shares of Company stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014. Prior to January 1, 2009, the Company made the quarterly contributions of such shares to a trust in favor of Mr. Fain as described on page 37 under “Trust Agreement for Mr. Richard D. Fain.”

The term of the Agreements shall always be two years, unless sooner terminated as provided in the Agreements. The Agreements provide for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company. Each NEO is eligible to participate in any cash incentive compensation program on terms available to similarly situated executives of the Company. Under the terms of the Agreements, the NEO is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.

The NEOs’ employment can be terminated by the Company or by them at any time. If the Company terminates a NEO’s employment without cause or if the NEO resigns for “good reason” (as defined in the Agreement), he is entitled to receive: an amount equal to two times annual base salary; the target annual Executive Short-Term Bonus Plan award during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that he commences employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to outplacement. At the sole discretion of the Company, the NEO is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company’s or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreements and subsequent to other terminations, the NEOs agree not to disclose or use any confidential information.

	Outstanding Equity Awards at 2009 Fiscal Year-End
	Option Awards(1)					Stock Awards(2)
									Equity
									Incentive
									Plan
									Awards:
									Market
								Equity	or
								Incentive	Payout
								Plan Awards:	Value of
			Equity					Number of	Unearned
			Incentive				Market	Unearned	Shares,
	Number	Number	Plan Awards:				Value	Shares,	Units or
	of	of	Number of			Number of	of Shares	Units or	Other
	Securities	Securities	Securities			Shares or	or Units	Other	Rights
	Underlying	Underlying	Underlying			Units of	of Stock	Rights	That
	Unexercised	Unexercised	Unexercised	Option	Option	Stock Held	Held that	That Have	Have
	Options–	Options–	Unearned	Exercise	Expiration	That Have	Have Not	Not Yet	Not Yet
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Yet Vested(2)	Vested	Vested

Richard D. Fain	150,000	—	—	$48.00	2/4/10	—	—	—	—
Chairman and	300,000	—	—	$9.90	10/12/11	—	—	—	—
Chief Executive Officer	23,566	—	—	$40.06	3/17/14	—	—	—	—
	14,606	—	—	$47.93	2/10/15	—	—	—	—
	21,202	7,067	—	$44.41	2/6/16	—	—	—	—
	26,124	26,123	—	$45.30	2/1/17	—	—	—	—
	20,397	61,190	—	$38.31	2/11/18	—	—	—	—
	—	204,572	—	$7.27	2/10/19	—	—	—	—
	—	—	—	—	—	554,223 (3)	$14,010,757	—	—
Brian J. Rice	25,000	—	—	$48.00	2/4/10	—	—	—	—
Executive Vice President	3,125	—	—	$28.78	3/3/10	—	—	—	—
and Chief Financial Officer	11,783	—	—	$40.06	3/17/14	—	—	—	—
	7,303	—	—	$47.93	2/10/15	—	—	—	—
	6,626	2,208	—	$44.41	2/6/16	—	—	—	—
	6,650	6,649	—	$45.30	2/1/17	—	—	—	—
	5,649	16,944	—	$38.31	2/11/18	—	—	—	—
	—	64,337	—	$7.27	2/10/19	—	—	—	—
	—	—	—	—	—	114,033	$2,882,754	—	—
Adam M. Goldstein	25,000	—	—	$48.00	2/4/10	—	—	—	—
President and CEO,	20,000	—	—	$19.65	11/5/12	—	—	—	—
Royal Caribbean International	7,855	—	—	$40.06	3/17/14	—	—	—	—
	4,869	—	—	$47.93	2/10/15	—	—	—	—
	7,951	2,650	—	$44.41	2/6/16	—	—	—	—
	9,500	9,499	—	$45.30	2/1/17	—	—	—	—
	7,845	23,535	—	$38.31	2/11/18	—	—	—	—
	—	89,357	—	$7.27	2/10/19	—	—	—	—
	—	—	—	—	—	158,210	$3,999,549	—	—
Daniel J. Hanrahan	20,000	—	—	$48.00	2/4/10	—	—	—	—
President and CEO,	2,000	—	—	$28.78	3/3/10	—	—	—	—
Celebrity Cruises	10,801	—	—	$40.06	3/17/14	—	—	—	—
	6,694	—	—	$47.93	2/10/15	—	—	—	—
	6,626	2,208	—	$44.41	2/6/16	—	—	—	—
	7,125	7,124	—	$45.30	2/1/17	—	—	—	—
	5,962	17,886	—	$38.31	2/11/18	—	—	—	—
	—	67,911	—	$7.27	2/10/19	—	—	—	—
	—	—	—	—	—	120,343	$3,042,271	—	—
Harri U. Kulovaara	30,000	—	—	$48.00	2/4/10	—	—	—	—
Executive Vice President,	3,650	—	—	$28.78	3/3/10	—	—	—	—
Maritime	10,000	—	—	$19.65	11/5/12	—	—	—	—
	9,819	—	—	$40.06	3/17/14	—	—	—	—
	6,086	—	—	$47.93	2/10/15	—	—	—	—
	6,819	3,782	—	$44.41	2/6/16	—	—	—	—
	7,600	7,599	—	$45.30	2/1/17	—	—	—	—
	5,649	16,944	—	$38.31	2/11/18	—	—	—	—
	—	64,337	—	$7.27	2/10/19	—	—	—	—
	—	—	—	—	—	38,426	$971,409	—	—

(1)	Option and Stock Awards vest in predetermined amounts with a full vesting occurring three to five years from the date of grant.

(2)	The market value of unvested stock holdings is calculated as of December 31, 2009, as the number of unvested shares outstanding multiplied by the year end closing stock price of $25.28.

(3)	This includes shares that have yet to be issued to Mr. Fain in accordance with his employment agreement as described on page 34.

	Option Exercises and Stock Vested in 2009
	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized	Number of Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

Richard D. Fain	—	—	79,086 (1)	$978,930
Chairman and
Chief Executive Officer
Brian J. Rice	—	—	11,955	$91,275
Executive Vice President
and Chief Financial Officer
Adam M. Goldstein	—	—	16,115	$119,640
President and CEO,
Royal Caribbean International
Daniel J. Hanrahan	—	—	11,756	$86,562
President and CEO,
Celebrity Cruises
Harri U. Kulovaara	—	—	4,069	$27,929
Executive Vice President,
Maritime

(1)	This includes shares that were issued in 2009 to Mr. Fain in accordance with his employment agreement described on page 34.

	2009 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans
			Registrant	Aggregate
		Executive	Contributions	Earnings
		Contribution	in Last	in Last	Aggregate	Aggregate
		in Last	Fiscal	Fiscal	Withdrawals/	Balance at
Name	Plan Name	Fiscal Year	Year	Year	Distributions	Last FYE

Richard D. Fain	Royal Caribbean Cruises Ltd.
Chairman and	Supplemental Executive Retirement
Chief Executive Officer	Plan	—	$0	$65,010	$0	$301,186

	Rabbi Trust Agreement (1)	—	$0	$(1,474,752)	$12,201,173	$0

Brian J. Rice	Royal Caribbean Cruises Ltd.
Executive Vice President	Supplemental Executive Retirement
and Chief Financial Officer	Plan	—	$0	$0	$114,332	$0

	Royal Caribbean Cruises Ltd. et al. Deferred Compensation Plan	—	$0	$6,175	$289,933	$0

Adam M. Goldstein	Royal Caribbean Cruises Ltd.
President and CEO,	Supplemental Executive Retirement
Royal Caribbean International	Plan	—	$0	$0	$186,910	$0

Daniel J. Hanrahan	Royal Caribbean Cruises Ltd.
President and CEO,	Supplemental Executive Retirement
Celebrity Cruises	Plan	—	$0	$23,487	$133,623	$0

	Royal Caribbean Cruises Ltd. et al. Deferred Compensation Plan	—	$0	$12,560	$73,534	$0

Harri U. Kulovaara	Royal Caribbean Cruises Ltd.
Executive Vice President,	Supplemental Executive Retirement
Maritime	Plan	—	$0	$48,090	$0	$222,794

	Royal Caribbean Cruises Ltd. et al.
	Deferred Compensation Plan	—	$0	$35,360	$0	$150,122

(1)	These amounts relate to the distribution of assets held in a rabbi trust for the benefit of Mr. Fain in accordance with the trust agreement as described on page 37.

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”).  The SERP is a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees who are subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Royal Caribbean Cruises Ltd. et al. Retirement Plan, the Company’s qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). This “Top Hat” plan provides the participants with the benefits lost under the Retirement Plan. The participant is credited with the same contribution percent and vesting service as under the Retirement Plan. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, the SERP was amended to eliminate the maximum compensation benefit, require that payment of amounts under the SERP be made directly to the participant when the participant vests in those amounts; and provides that all amounts accrued under the SERP prior to January 1, 2009, be distributed to participants on or before December 31, 2017.

Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan (the “NDCP”).  The NDCP is a nonqualified voluntary deferred compensation plan that allowed for a select group of executives or highly compensated employees to defer up to 20% of their annual base salary. Additionally, the participants had the option to defer a portion of their performance based annual incentive award provided the deferral was made in advance in accordance with IRS requirements. If the Company became insolvent, the assets in the NDCP would be held for the benefit of the Company’s general creditors. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, the NDCP was amended to prohibit participants from deferring compensation under such plan and to provide that all amounts deferred under the plan prior to January 1, 2009 be distributed to the participants on or before December 31, 2017.

Trust Agreement for Mr. Richard D. Fain.  The Company was a party to an amended and restated trust agreement dated September 21, 2007 (the “Trust Agreement”), with Northern Trust N.A., as Trustee, which established a trust in favor of Mr. Fain. Under Mr. Fain’s employment agreement, the Company had agreed to make quarterly contributions to the trust, in the amount of 10,086 shares of Company stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014. All shares held in the trust were deemed fully vested deferred shares at the time of contribution. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, Mr. Fain’s employment agreement was amended as of January 1, 2009, to provide that all future quarterly distributions of shares of Company stock which were previously required to be paid into the trust for Mr. Fain’s benefit be paid directly to Mr. Fain. The Trust Agreement was also amended to provide for the Trustee to distribute the assets in the trust to Mr. Fain as of January 12, 2009.

Payments Upon Termination of Employment

The following table represents payments and benefits to which the NEOs would be entitled upon termination of their employment in accordance with their employment agreement. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2009. The table does not include amounts the NEO would be entitled to, without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “Outstanding Equity Awards at 2009 Fiscal Year End” and “2009 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” tables for these amounts. In many cases, the NEOs’ entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described on page 34 under “Additional Information.”

	2009 Payments Upon Termination of Employment
		Termination Type
				Termination
				w/o Cause or	Involuntary	“Change
		Voluntary	Death or	for Good	Termination	of Control
Name	Benefit	Quit	Disability	Reason	for Cause	Termination”		Retirement

Richard D. Fain	Severance Payment	—	$2,000,000	$2,000,000	—	$2,000,000		—
Chairman and	Settlement of Outstanding Annual Bonus Award	—	$3,800,000	$3,800,000	—	$3,800,000		—
Chief Executive Officer	Settlement of Outstanding LTIP Equity Awards
	(Stock Options)	—	$3,685,365	—	—	$3,685,365	(1)	—
	Settlement of Outstanding LTIP Equity Awards
	(Restricted Shares)	—	$9,421,224	—	—	$9,421,224	(1)	—
	Medical and Dental Benefits Continuation	—	—	$22,534	—	$22,534		—
	Outplacement Services	—	—	$25,000	—	$25,000		—
	Total	$0	$18,906,589	$5,847,534	$0	$18,954,123		$0
Brian J. Rice	Severance Payment	—	$1,150,000	$1,150,000	—	$1,150,000		—
Executive Vice President	Settlement of Outstanding Annual Bonus Award	—	$1,150,000	$1,150,000	—	$1,150,000		—
and Chief Financial Officer	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$1,159,031	—	—	$1,159,031	(1)	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$2,882,754	—	—	$2,882,754	(1)	—
	Medical and Dental Benefits Continuation	—	—	$17,324	—	$17,324		—
	Outplacement Services	—	—	$25,000	—	$25,000		—
	Total	$0	$6,341,785	$2,342,324	$0	$6,384,109		$0
Adam M. Goldstein	Severance Payment	—	$1,400,000	$1,400,000	—	$1,400,000		—
President and CEO,	Settlement of Outstanding Annual Bonus Award	—	$1,820,000	$1,820,000	—	$1,820,000		—
Royal Caribbean International	Settlement of Outstanding LTIP Equity Awards
	(Stock Options)	—	$1,609,766	—	—	$1,609,766	(1)	—
	Settlement of Outstanding LTIP Equity Awards
	(Restricted Shares)	—	$3,999,549	—	—	$3,999,549	(1)	—
	Medical and Dental Benefits Continuation	—	—	$22,534	—	$22,534		—
	Outplacement Services	—	—	$25,000	—	$25,000		—
	Total	$0	$8,829,315	$3,267,534	$0	$8,876,849		$0
Daniel J. Hanrahan	Severance Payment	—	$1,200,000	$1,200,000	—	$1,200,000		—
President and CEO,	Settlement of Outstanding Annual Bonus Award	—	$1,500,000	$1,500,000	—	$1,500,000		—
Celebrity Cruises	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$1,223,417	—	—	$1,223,417	(1)	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$3,042,271	—	—	$3,042,271	(1)	—
	Medical and Dental Benefits Continuation	—	—	$22,534	—	$22,534		—
	Outplacement Services	—	—	$25,000	—	$25,000		—
	Total	$0	$6,965,688	$2,747,534	$0	$7,013,222		$0
Harri U. Kulovaara	Severance Payment	—	$940,000	$940,000	—	$940,000		—
Executive Vice	Settlement of Outstanding Annual Bonus Award	—	$611,000	$611,000	—	$611,000		—
President, Maritime	Settlement of Outstanding LTIP Equity Awards
	(Stock Options)	—	$1,159,031	—	—	$1,159,031	(1)	—
	Settlement of Outstanding LTIP Equity Awards
	(Restricted Shares)	—	$971,409	—	—	$971,409	(1)	—
	Medical and Dental Benefits Continuation	—	—	$16,498	—	$16,498		—
	Outplacement Services	—	—	$25,000	—	$25,000		—
	Total	$0	$3,681,440	$1,592,498	$0	$3,722,938		$0

(1)	The NEO would receive these amounts only if the Compensation Committee were to exercise its discretion to accelerate awards upon a change of control of the Company.

SHAREHOLDER PROPOSAL

Robert L. Kurte and Harold Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403, shareholders of 1,000 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year’s annual meeting. In accordance with applicable proxy regulations, the proposal, for which the Board and the Company accept no responsibility, is set forth below.

“Resolved, that the shareholders of Royal Caribbean Cruises Ltd. hereby request that the company in compliance with applicable law take the steps necessary to adopt the following hold through retirement policy for equity awards.

1. That all named executive officers hold 75% of the net after-tax shares received from their equity compensation programs until two years following the termination of their employment through retirement or otherwise.

2. That all non-executive directors hold 25% of the net after-tax shares received from their equity compensation programs until two years following the termination of their employment through retirement or otherwise.

This proposal will apply to shares received from equity awards granted after the date of adoption of this proposal.

Shareholder Supporting Statement

Both the Business Roundtable and the Council of Institutional Investors have endorsed the Aspen Principles. The Principles “requires that senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

A hold through retirement policy for equity awards is an important means of more closely aligning the interests of the named executive officers and non-executive directors with the interests of the company’s shareholders. It will keep executives and directors focused on the Company’s long term goals throughout their careers and remove the ability to cash out based on short term company profits that are not sustainable or from market swings.

Adding a hold through retirement policy can send a reassuring message to shareholders and the markets that the named executive officers and non-executive directors have committed to keep skin in the game for the long term.

Royal Caribbean has a minimum stock ownership guideline requiring executives to own a number of shares of company stock as a multiple of salary and non-executive directors to own a certain dollar amount of company stock. We view a hold through retirement requirement as superior to either guideline because a guideline loses effectiveness once it has been satisfied.

In order to better align the interests of the named executive officers and non-executive directors with all shareholders of our company, we urge you to vote for our proposal.”

* * *

Board of Directors’ Response

The Board unanimously opposes the shareholder proposal as the Board does not believe that the proposal is in the best interests of the Company or its shareholders.

The Board has long recognized the importance of aligning the interests of our executive officers and directors with those of our shareholders. Indeed, this is one of our principal compensation objectives and is the reason why we make long-term incentive awards such a substantial portion of our overall compensation program. As described more fully in this proxy statement, 40% or more of our named executive officers’ and directors’ total compensation consists of a combination of stock options and restricted stock units (RSUs) that vest in equal installments over a four year period. The Board believes that this compensation structure and vesting schedule appropriately motivates our executive officers and directors to improve long-term performance and deliver shareholder value.

Further, the Board has established stock ownership guidelines for our executive officers and directors. In the case of our named executive officers, they are expected to accumulate over a three-year period common stock, along with derivative forms of Company equity, such as vested and unvested stock options, having a fair market value equal to a multiple of between three and five times their base salaries. Directors must own within three years at least $150,000 of common stock, including the value of restricted stock units. The Board believes that these requirements effectively ensure that our executive officers and directors have a significant equity stake in the long-term future of the Company and that their interests are aligned with those of our shareholders.

At the same time, the Board believes that our stock ownership requirements must provide necessary flexibility so that our directors and executive officers can engage in legitimate and appropriate financial planning. Historically, most of our directors and executive officers have served many years with the Company and have accumulated a large amount of equity under our long-term incentive programs. By requiring our directors and executive officers to hold 25% and 75%, respectively, of their net after-tax shares received from their equity awards for two years following termination of their employment, the proposal could actually motivate directors and executive officers to leave the Company in order to realize the value of their holdings in a financially prudent manner. As such, the shareholder proposal could jeopardize our ability to retain directors and executive officers, a risk that would grow with the growth of our executive officers’ and directors’ tenure and experience.

For these reasons, the Board believes that the adoption of the hold through retirement policy advocated in the shareholder proposal would significantly reduce the perceived value of the long-term incentive awards we offer to our executive officers and directors while providing no corresponding benefit to the Company. Moreover, the Board believes that the adoption of the hold through retirement policy advocated in the shareholder proposal would place us at a competitive disadvantage. No other company in our peer group has a similar hold through retirement policy and our adoption of such a policy would undermine our ability to successfully attract and retain qualified executive officers and directors relative to our peers.

In accordance with the Company’s Articles of Incorporation, approval of the shareholder proposal would require the affirmative vote of a majority of all outstanding shares of the Company entitled to vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST”
THE SHAREHOLDER PROPOSAL

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for the Company’s next Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company no later than December 10, 2010 at the Company’s executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at the Company’s next Annual Meeting of Shareholders, but not included in the Company’s proxy statement, must be received by the Corporate Secretary of the Company no later than January 20, 2011.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $9,000, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1) You have the same address as other security holders registered on our books;

(2) You have the same last name as the other security holders; and

(3) Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

ROYAL CARIBBEAN CRUISES LTD. 1050 CARIBBEAN WAY MIAMI, FL 33132-2096 Attn: Investor Relations VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 William L. Kimsey 02 Gert W. Munthe 03 Thomas J. Pritzker 04 Bernt Reitan The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2. Approval of an additional 6,000,000 shares for issuance under the Company’s 2008 Equity Incentive Plan. 3. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s principal independent auditor for 2010. The Board of Directors recommends you vote AGAINST the following proposal(s): For Against Abstain 4. The shareholder proposal set forth in the accompanying proxy statement. NOTE: THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3 AND “AGAINST” THE SHAREHOLDER PROPOSAL. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, Annual Report and all other proxy materials are available at www.proxyvote.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Annual Report, Proxy Card is/are available at www.proxyvote.com . ROYAL CARIBBEAN CRUISES LTD. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2010 The undersigned hereby appoints Richard D. Fain and Brian J. Rice, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott, 1109 Brickell Avenue, Miami, Florida on Thursday, May 20, 2010 at 9:00 A.M., local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 5, 2010, and Annual Report to Shareholders for 2009. Continued and to be signed on reverse side 00000616882 R2.09.05.010